                                                                     EXHIBIT 3.7

                       CERTIFICATE OF LIMITED PARTNERSHIP

                                       OF

                              SUNOCO PIPELINE L.P.

     This Certificate of Limited Partnership, dated December 10, 2001, has been duly executed and is filed pursuant to Section 2.01 of the Texas Revised Limited Partnership Act (the "Act") to form a limited partnership under the Act.

     1.   Name. The name of the limited partnership is "Sunoco Pipeline L.P."

     2. Registered Office; Registered Agent. The address of the registered office required to be maintained by Section 1.06 of the Act is:

          CT Corporation System
          1021 Main Street, Suite 1150
          Houston, Texas 77002.

The name and the address of the registered agent for service of process required to be maintained by Section 1.06 of the Act are:

          CT Corporation System
          1021 Main Street,
          Suite 1150 Houston,
          Texas 77002.

     3. Principal Office. The address of the principal office in the United States where records are to be kept or made available under Section 1.07 of the Act is 1801 Market Street, Philadelphia, Pennsylvania, 19103.

     4. General Partner. The name and the business, residence or mailing address of the general partner are:

          Sun Pipe Line GP LLC
          1801 Market Street
          Philadelphia, PA  19103.

     EXECUTED as of the date written first above.

                                      SUN PIPE LINE GP LLC
                                      Its General Partner


                                      By: /s/ James L. Fidler
                                          --------------------------------------
                                      Name: James L. Fidler
                                      Title: Director, President and Treasurer